Exhibit 99.1
One Gateway Center, Suite 702, Newton, MA 02458 USA
Clinical Data Reports Strong First Quarter Results
— Achieves 39% Overall Revenue Growth
— PGxHealthTM Testing Revenues Grow 122%
— CogenicsTM Revenues Grow 26%
NEWTON, Mass., August 11, 2008 – Clinical Data, Inc. (NASDAQ:CLDA) today announced strong results for the first fiscal quarter ended June 30, 2008. Total revenue for the first quarter rose 39% to $9.2 million from $6.6 million for the same period a year ago. Revenue for Clinical Data’s PGxHealth division grew at a record 114% percent to $2.0 million, including a 122% increase in sales of PGxHealth’s FAMILION® and PGxPredict® tests. Total Cogenics revenue also grew substantially by 26% compared to the same period last year.
First Quarter Highlights
Genetic and Pharmacogenetic Tests
— PGxHealth completed the third full quarter with its new sales force in place. As a result, revenue from PGxHealth’s FAMILION and PGxPredict tests increased sequentially by 27% from the prior quarter and by 122% from the same period a year ago.
— On May 14, 2008, PGxHealth announced that it had added genetic testing for Hypertrophic Cardiomyopathy (HCM) to its FAMILION family of genetic tests for cardiac syndromes.
—On June 26, 2008, Clinical Data announced that it had secured an EU patent for MDR1, a key multi-drug resistance gene linked to patient response to many classes of medications.
— PGxHealth’s FAMILION family of tests achieved significant growth in positive reimbursement policies from private and public insurers covering 130 million lives.

Vilazodone Clinical Development
In March, Clinical Data initiated the second of two Phase III trials of vilazodone, the Company’s novel drug candidate for the treatment of depression, which trials include the further evaluation of promising genetic biomarkers of response to vilazodone identified during the first Phase III trial of the drug.
Genomic Services
— During the first quarter, revenue increased 26% to $7.2 million compared to $5.7 million, for same period last year.
— On May 29, 2008, Cogenics announced that it had validated installation of the Illumina iScan System, the first commercial genetic services provider to do so within Illumina’s early access program.
— On June 3, 2008, Cogenics announced a collaboration with 454 Life Sciences, a Roche company, and Limagrain Verneuil Holding to develop solutions enabling large-scale crop SNP discovery projects.
Three Months Ended June 30, 2008 Compared to the Three Months Ended June 30, 2007
Total revenue for the three months ended June 30, 2008 was $9.2 million, representing an increase of 39%, or $2.6 million, from $6.6 million revenue achieved by the Company for the three months ended June 30, 2007. Excluding the impact associated with the planned wind-down of Icoria’s grant revenue, which amounted to $1.0 million for the three months ended June 30, 2007, total revenues increased $3.6 million, or 65%, from $5.6 million to $9.2 million compared to the same period a year ago. PGxHealth revenue for the three months ended June 30, 2008 increased $1.1 million, or 114%, to $2.0 million from $950,000 for the same period a year ago. This increase was primarily driven by the increase in sales of PGxHealth’s predictive tests of $1.0 million, or 122%, from the same period a year ago.

Cogenics revenue increased $1.5 million, or 26%, to $7.2 million for the three months ended June 30, 2008, from $5.7 million for the same period in fiscal 2008. Excluding the impact associated with the planned wind-down of Icoria’s grant revenue, Cogenics revenue increased $2.5 million, or 55% to $7.2 million for the three months ended June 30, 2008 from $4.6 million for the same period a year ago. The increase in Cogenics revenue is in part due to the inclusion of Epidauros revenue of $1.1 million which was acquired on August 23, 2007, as well as an overall improvement in performance of Cogenics’ core service lines compared to the prior year.
Gross profit margins increased to 25% for the three month period ended June 30, 2008, from 21% for the three months ended June 30, 2007. The increase in gross profit margins was driven primarily by the overall increase in revenue during the period.
Research and development expenses increased $6.4 million to $8.3 million, or 344%, from $1.9 million for the three month ended June 30, 2007. The increase is attributable primarily to the ongoing safety and Phase 3 confirmatory trials for vilazodone, which began in December 2007 and March 2008, respectively.
Sales and marketing expenses increased $1.5 million to $3.3 million, or 82%, for the three months ended June 30, 2008, from $1.8 million for the first fiscal quarter of last year. The increase was due primarily to the development of a new sales and marketing function within PGxHealth, including the hiring of a new sales force and senior level sales and marketing management, and the addition of Epidauros sales and marketing expenses. In addition, stock-based compensation expense charged to sales and marketing expense increased $170,000 for the three months ended June 30, 2008 to $309,000 from $139,000 for the same period in fiscal 2008.
General and administrative expenses increased $684,000 to $6.1 million, up 13%, from $5.4 million for the three months ended June 30, 2007. The increase was driven by the addition of Epidauros general and administrative expense of $620,000 and an increase in stock-based compensation expense, which increased $594,000 to $1.4 million for the three months ended June 30, 2008. These increases were partially offset by savings realized as a result of cost reduction efforts taken in fiscal 2008.

Cash, cash equivalents and marketable securities were approximately $51.3 million at June 30, 2008. We had a negative net cash flow of $16.2 million during the three months ended June 30, 2008, as compared to a positive $2.1 million cash flow for the same period last year. The positive net cash flow in the prior year was due to the proceeds generated from the sale of certain non-core assets.
“Our strong first quarter results validate the investments we have made to drive revenue growth particularly for our proprietary genetic and pharmacogenetic testing business operated by our PGxHealth Division,” commented Drew Fromkin, Clinical Data’s President and Chief Executive Officer. “We have expanded our PGxHealth sales force, enhanced our operations and continued to add tests such as HCM to drive further growth in our testing business. We are also pleased with the growth we have seen in our Cogenics business and will continue to implement operating strategies to enhance the performance of this unit.”
“In the coming quarters, our shareholders can expect to see continued investments in those programs and the aggressive pursuit of opportunities that we believe will add value to our company,” Fromkin continued. “Our ongoing research and development costs have increased in line with the advancement of our late-stage clinical program for vilazodone and as we integrate operations and research and development efforts related to our acquisition of Adenosine Therapeutics, which we completed last week.”
About Clinical Data, Inc.
Clinical Data is a global biotechnology company unlocking the potential of molecular discovery, From Targeted Science to Better Healthcare™. Its PGxHealth® division focuses on proprietary biomarker and pharmacogenetic test development as well as targeted therapeutics to help predict drug safety and efficacy, thereby reducing health care costs and improving clinical outcomes. Its Cogenics® division provides genomics services to both research and regulated environments. Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists and health plans worldwide. Visit the company’s website at www.clda.com for more information.
CONTACT INFORMATION:

EVC Group
Investors:
Dahlia Bailey 415-896-5862	Doug Sherk 415-896-6820

Media:
Steve DiMattia 646-201-5445	Chris Gale 646-201-5431
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to successfully integrate the operations, business, technology and intellectual property obtained in our acquisition of Adenosine Therapeutics; our ability to obtain regulatory approval for, and successfully introduce our combined products; our ability to expand our long-term business opportunities; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether any of our therapeutic products will advance further in the clinical trials process and whether and when, if at all, any of our therapeutic products will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether our therapeutic products will be successfully marketed if approved; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; our ability to achieve the expected synergies and operating efficiencies from our acquisition of Adenosine Therapeutics; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; whether Clinical Data will be able to develop or acquire additional products and attract new business and strategic partners; changes in government regulations, and changing relationships with customers, payers, suppliers and strategic partners; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2008, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, and Current Reports on Form 8-K filed from time to time by the Company.
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CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2008	2008
(In thousands)	(UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents	$38,557	$54,755
Accounts receivable, net	6,920	6,290
Prepaid expenses and other current assets	2,654	2,534

Total current assets	48,131	63,579

Marketable securities, at fair value	12,725	12,725
Property, plant and equipment, net	9,577	9,169
Goodwill & intangible assets, net	42,688	43,197
Other assets, net	442	778

TOTAL ASSETS	$113,563	$129,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$2,568	$2,562
Accounts payable, accrued expenses and other current liabilities	12,776	15,689

Total current liabilities	15,344	18,251

Long-Term Liabilities	4,835	5,122

Stockholders’ Equity	93,384	106,075

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$113,563	$129,448

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2008	2007
	(UNAUDITED)
Revenues	$9,189	$6,627
Cost of revenues	6,847	5,233

Gross profit	2,342	1,394

Operating expenses:
Research and development	8,282	1,867
Sales and marketing	3,317	1,823
General and administrative	6,090	5,406

Total operating expenses	17,689	9,096

Loss from operations	(15,347)	(7,702)
All other income(expense), net	255	(4)

Loss from continuing operations before taxes	(15,092)	(7,706)
Provision for income taxes	(84)	(17)

Loss from continuing operations	(15,176)	(7,723)
Income from discontinued operations	312	2,310

Net loss	$(14,864)	$(5,413)

(Loss) income per basic and diluted share:
Continuing operations	$(0.71)	$(0.51)
Discontinued operations	0.01	0.15

Net loss	$(0.70)	$(0.36)

Weighted average shares: basic and diluted	21,138	15,042